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                                                Contact:       Debra A. Cafaro
                                                               President and CEO
                                                               (502) 357-9010

FOR IMMEDIATE RELEASE
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       VENTAS COMPLETES SECOND PHASE CLOSING OF LONG TERM CREDIT FACILITY

LOUISVILLE, KY - (Feb. 29, 2000) - Ventas, Inc. (NYSE:VTR) announced today that as part of its recently completed amended long-term senior credit facility, it has executed and delivered to its lenders mortgages, assignments, and other related documentation granting liens and security interests in substantially all its real property assets and in other related assets by the date required under the loan agreement.

     "Successfully completing this phase of our loan agreement by the February 28 deadline is another positive and important step," President and CEO Debra A. Cafaro said. "Our energies are now entirely focused on our continuing work to finalize Vencor's plan of reorganization and with it, a settlement of the government investigations of Ventas and Vencor." Vencor, Inc. (OTC/BB: VCRI) is the Company's principal tenant.

     As previously announced, Ventas entered into an amended long-term senior credit facility with its existing senior lenders on January 31, 2000, which restructured approximately $973 million of debt. Bank of America and J.P. Morgan are co-agents under the amended credit facility.


ANNUAL MEETING

     Ventas announced that its Board of Directors has set March 28, 2000 as the record date for its annual meeting, which will be held on May 23, 2000 at The Olmstead in Louisville, Kentucky.


DIVIDEND

     Ventas also said today that, consistent with its previously announced position, it will not declare or pay a dividend at this time. The Company intends to maintain a strong cash position pending developments in Vencor's bankruptcy proceedings. Currently, the Company has approximately $120 million in cash and cash equivalents.

     Vencor filed for bankruptcy court protection in mid-September 1999. It has the exclusive right to file a plan of reorganization until March 13, 2000 and has recently announced that it intends to extend the expiration date for its Debtor-in-Possession financing until June 30, 2000 (subject to bankruptcy court approval). There can be no assurances that Vencor's plan of reorganization, when filed, will be on the terms previously announced or otherwise be acceptable to Ventas and its creditors.

     Ventas intends to qualify as a real estate investment trust for the year ended December 31, 1999 and expects to make the required distribution for 1999 no later than September 15, 2000. The terms of the Company's amended long-term senior credit facility specifically permit the Company to pay as


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distributions to shareholders all dividends necessary to qualify as a REIT. The required dividend distribution for 1999 equals 95 percent of the Company's 1999 taxable income, less amounts that were paid as a dividend in February 1999.


SEARCH FOR NEW CFO UNDERWAY

     Ventas announced that Steven T. Downey has resigned as its Chief Financial Officer to pursue other business opportunities. Ms. Cafaro will continue to be responsible for the Company's financial reporting and audit obligations. A search for a new Chief Financial Officer is underway.

     Ventas, Inc. is a real estate company whose properties include 45 hospitals, 218 nursing centers and eight personal care facilities operating in 36 states.

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding Ventas' expected future financial position, results of operations, cash flows, financing plans, business strategy, expected lease income, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "would," "will," "should," "estimate," expect," "intend," "may," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from Ventas' expectations. Ventas does not undertake any duty to update such forward-looking statements.

     Factors that may affect the plans or results of Ventas include, without limitation, (1) the treatment of Ventas' claims in the Chapter 11 proceedings of Vencor and the ability of Vencor to successfully reorganize under its Chapter 11 proceedings, (2) the ability of Vencor and Ventas' other operators to maintain the financial strength and liquidity necessary to satisfy their obligations and duties under leases and other agreements with Ventas and their existing credit agreements, (3) the extent of future healthcare reform and regulations, including cost containment measures and changes in reimbursement policies and procedures, (4) increases in the cost of borrowing for Ventas, (5) the ability of Ventas to pay, refinance, restructure and/or extend its indebtedness as it becomes due, (6) the results of the ongoing settlement discussions pertaining to the billing disputes and other civil claims against Ventas and Vencor by the U.S. Department of Justice and other litigation affecting Ventas, (7) the ability of Ventas to meet the minimum distribution requirements to maintain REIT status, and (8) success of Ventas in implementing its business strategy and the nature and extent of future competition. Many of such factors are beyond the control of Ventas and its management.


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